POWER OF ATTORNEY

I, Michael Bingham, hereby constitute and appoint each
of John Supan, Ronald Tan, and Terence Wong, or any of
them signing singly, and with full power of substitution,
as my true and lawful attorney-in-fact to:
(1)	prepare, execute in my name and on my behalf, and
submit to the Securities and Exchange Commission
(the SEC) any and all documents necessary or
appropriate to obtain codes and passwords enabling
me to make electronic filings with the SEC of
reports required by Section 16(a) of the Securities
Exchange Act of 1934 or any rule or regulation of
the SEC;
(2)	execute for and on behalf of me, Forms 3, 4, and 5
in accordance with Section 16(a) of the Securities
Exchange Act of 1934 and the rules thereunder with
respect to my holdings of and transactions in
securities of Peak International Limited (the
Company);
(3)	do and perform any and all acts for and on behalf
of me which may be necessary or desirable to
complete and execute any such Forms 3, 4, or 5,
complete and execute any amendment(s) thereto, and
timely file such form with the SEC and any stock
exchange or similar authority; and
(4)	take any other action of any type whatsoever in
connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, me.

I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. I understand that compliance with the requirements of Section 16 of the Securities Exchange Act of 1934 is my responsibility as an officer and/or director of the Company and that the Company and the attorneys-in-fact have agreed to assist me with filing the reports that I am required to submit under Section 16 solely as an accommodation to assist me in complying with this responsibility. I further acknowledge that I am not relying upon the Company or any of its employees or agents or any attorney-in-fact for legal advice in connection with my compliance with the requirements of
Section 16.

In consideration of each attorney-in-fact acting on my behalf in facilitating certain filings that I may be required to make pursuant to Section 16, I hereby agree to indemnify and reimburse each such attorney-in-fact and his respective assigns against and for the entirety of any and all losses, claims, damages, fines, liabilities, and expenses, relating to or arising out of the exercise of this power of attorney in connection with any pending or threatened claim, action, suit, proceeding, or investigation.

This power of attorney shall remain in full force and effect, in relation to each attorney-in-fact for as long as the particular attorney-in-fact is employed and designated by the Company to serve in the aforesaid capacity, until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact.

Name: Michael Bingham

Date: August 22, 2006